Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of WorldGate Communications, Inc. on Form S-8 of our report, dated March 31, 2010, with respect to our audits of the consolidated financial statements of WorldGate Communications, Inc. as of December 31, 2009 and 2008 and for the years then ended appearing in the Annual Report on Form 10-K of WorldGate Communications, Inc. for the year ended December 31, 2009.

/s/ Marcum LLP

Marcum LLP
Melville, New York
May 26, 2010